Exhibit 99(a)

PRO TECH
COMMUNICATIONS, INC.                    NEWS
                    ------------------------------------------------------------

Media Contact:                   Investor Contact:
-------------                    ----------------
Joanna Lipper                    Richard Carpenter
Pro Tech Communications, Inc.    American Financial Communications
(203) 226-4447 ext. 3506         (510) 597-4200
jlipper@nctgroupinc.com          afc@sbcglobal.net

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS THIRD QUARTER RESULTS
              -----------------------------------------------------

FORT PIERCE,  Fla.,  November 2, 2004 - Pro Tech  Communications,  Inc.  (OTCBB:
PCTU) reported net sales for the three months ended September 30, 2004 was $300,307 compared to $324,639 in the same period in 2003. Net loss for the three months ended September 30, 2004 was $326,291 compared to $188,350 for the same period a year ago. This increase in net loss was due mainly to an increase in engineering and marketing expenses in connection with new product activities.

     "We believe that our investment in new product initiatives is crucial to securing our competitive position in the marketplace," said Richard Hennessey, President. "Feedback on our newly-launched NoiseBuster(R) consumer audio headphone has been positive from both the press and consumers, and we are in the process of aggressively developing our direct and indirect sales channels for this product."

     Mr. Hennessey continued, "We have also recently introduced a re-engineered version of our Apollo(TM) headset targeted to contact centers and home offices and are excited by the response to that product. We expect that this headset, combined with our soon-to-be-available Apollo amplifier, will deliver superior performance at a lower price than competing products. In addition, we are on target to commercially introduce the ProActive(R) brand of products to the safety market in early 2005."

About Pro Tech Communications, Inc.
-----------------------------------
Pro Tech Communications, Inc., the clear choice for performance and value, develops and distributes superior lightweight communications headset products and systems. The company's most recognized products include the Apollo series of high-performance, highly durable headsets for office and call center environments; the ProCom line of highly-durable headsets for drive-through restaurant personnel; and the Trinity series of closed-back headsets uniquely designed for environments where ambient noise interferes with communications.

PRO TECH REPORTS THIRD QUARTER 2004 RESULTS - p.2


     Under an exclusive licensing arrangement with a world-leader in the field, Pro Tech has access to a significant portfolio of patented technologies relating to active (electronic) noise reduction and improved speech intelligibility. Additionally, Pro Tech has rights to market such world-renowned brands as:
NoiseBuster(R) active noise reduction consumer audio and in-flight entertainment headphones; ProActive(R) active noise reduction safety earmuffs and two-radio communications headsets; and ClearSpeech(R) noise and echo cancellation algorithms integrated into headset-based solutions. Utilizing these proven technologies, Pro Tech plans to introduce a variety of innovative, leading-edge headset products that further enhance personal communications. For more information, visit
www.protechcommunications.com.
-----------------------------
                                      # # #

                                 For The Three Months       For The Nine Months
                                  Ended September 30,        Ended September 30,
                              --------------------------------------------------
                                  2003         2004         2003         2004
                                  ----         ----         ----         ----
Net sales                     $  324,639   $  300,307   $  936,318   $  837,121
Net loss                      $ (188,350)  $ (326,291)  $ (675,242)  $ (878,586)
Net loss per share            $    (0.00)  $    (0.00)  $    (0.02)  $    (0.01)
Weighted average number of
  common shares outstanding   33,200,311   73,390,133   33,200,311   58,679,692

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.